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                                                                      EXHIBIT 11
                      [MORRISON & FOERSTER LLP LETTERHEAD]

                                 April 27, 2004


Wells Fargo Funds Trust
525 Market Street
San Francisco, CA 94105

          Re: Shares of Beneficial Interests of
              Wells Fargo Funds Trust
              ---------------------------------

Ladies/Gentlemen:

     We refer to the Registration Statement on Form N-14 (SEC File Nos. 333-____ and 811-09253) (the "Registration Statement"), to be filed on April 27, 2004, of Wells Fargo Funds Trust (the "Trust") relating to the registration of an indefinite number of shares of beneficial interest of the Trust (collectively, the "Shares") in connection with the reorganization of three series of The Advisors' Inner Circle Fund into three series of the Trust (the "Funds").

     We have been requested by the Trust to furnish this opinion as Exhibit 11 to the Registration Statement.

     We have examined documents relating to the organization of the Trust and its series and the authorization and issuance of Shares of its series.

     Based upon and subject to the foregoing, we are of the opinion that:

     The issuance and sale of the Shares by the Trust has been duly and validly authorized by all appropriate action of the Trust, and assuming delivery by sale or in accord with the Trust's dividend reinvestment plan in accordance with the description set forth in the Funds' current prospectuses under the Securities Act of 1933, as amended, the Shares will be legally issued, fully paid and nonassessable by the Trust.

     We consent to the inclusion of this opinion as an exhibit to the Registration Statement.


                                          Very truly yours,

                                          /s/ MORRISON & FOERSTER LLP

                                          MORRISON & FOERSTER LLP